Exhibit (a)(4)


                              ARTICLES OF AMENDMENT

                                       OF

                        GLOBAL/INTERNATIONAL FUND, INC.

         GLOBAL/INTERNATIONAL FUND, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT") that:

         FIRST: The Charter of the Corporation is hereby amended to change and reclassify all of the issued and outstanding shares of the International Bond Fund series of the Corporation's capital stock into Class S Shares of the Global Bond Fund series of the Corporation's capital stock, and to cancel and terminate the International Bond Fund series of the Corporation's capital stock, and from and after the Closing Date (as hereinafter defined), all of the authorized shares of the Corporation's capital stock heretofore classified and designated as shares of the International Bond Fund series of the Corporation's capital stock shall cease to constitute shares of the International Bond Fund series of the Corporation's capital stock and, instead, such shares shall constitute either (i) issued and outstanding shares of the Class S Shares class of the Global Bond Fund series of the Corporation's capital stock or (ii) authorized but unissued and unclassified shares of the Corporation's capital stock, as further described in "SECOND," below.

         SECOND: The following provisions shall apply in order to effectuate the change and reclassification described in Article FIRST above:

         (A) As of the Closing Date, all of the issued and outstanding shares of the International Bond Fund series shall automatically be changed and reclassified into that number of full and fractional Class S Shares of the Global Bond Fund series having an aggregate net asset value equal to the aggregate value of the net assets of the International Bond Fund series.

         The aggregate value of the net assets of the International Bond Fund series and the Global Bond Fund series (and the Class S Shares class thereof), shall be determined in accordance with the valuation procedures set forth in the Corporation's charter and the then current prospectus or statement of additional information of the Global Bond Fund as of the close of regular trading on the New York Stock Exchange on the business day immediately preceding the Closing Date (the "Valuation Time").

         In the event that immediately prior to the Valuation Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Global Bond Fund series or the International Bond Fund series is closed for trading or trading thereupon is restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Corporation's Board of Directors, accurate appraisal of the value of the net assets with respect to the shares of the

Global Bond Fund series or the International Bond Fund series is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

         (B) Upon the change and reclassification described in (A) above, the shareholders of the International Bond Fund series shall be deemed to own, as of the Closing Date, that number of full and fractional Class S Shares of the Global Bond Fund series as may be allocated to such shareholders on a pro rata basis.

         (C) All of the assets and liabilities of the Corporation allocated or to be allocated to the International Bond Fund series prior to the effective date of these Articles of Amendment shall, from and after the effective date of these Articles of Amendment, be deemed to constitute and shall be allocated to the assets and liabilities of the Global Bond Fund series.

         (D) As of the Closing Date, all of the authorized but unissued shares of the International Bond Fund series shall automatically be changed and reclassified into authorized but unissued and unclassified shares of the Corporation's capital stock.

         (E) The date on which these Articles of Amendment are deemed to be effective pursuant to the Maryland General Corporation Law (the "MGCL") shall be the "Closing Date."

         THIRD:   These Articles of Amendment shall become effective at 8:59
a.m. EST on September 25, 2000.

         FOURTH: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly advised the foregoing amendment and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.


                        [SIGNATURES BEGIN ON NEXT PAGE]

         IN WITNESS WHEREOF, Global/International Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary as of this 21st day of September, 2000; and its Vice President acknowledges that these Articles of Amendment are the act of Global/International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                     GLOBAL/INTERNATIONAL FUND, INC.


By:  /s/Caroline Pearson                    By:  /s/John Millette    (SEAL)
     ------------------------                    -------------------

Caroline Pearson,                                John Millette,
Assistant Secretary                              Vice President